Exhibit 10.1

March 28, 2025

Briley Brisendine

Executive Vice President, General Counsel and Corporate Secretary

SiteOne Landscape Supply, Inc.

300 Colonial Center Parkway

Suite 600

Roswell, Georgia 30076

Re:	Resignation and Transition Services

Dear Briley:

As we have discussed, the purpose of this Letter Agreement (this “Letter Agreement”) is to set forth our mutual agreement regarding the terms and conditions of your resignation from SiteOne Landscape Supply, Inc. (“SiteOne” and, together with its subsidiaries and related entities, the “Company”). Please review this Letter Agreement carefully and, if you are in agreement with the terms contained herein, please sign and return it to me.

1.       Resignation and Transition Services.

(a)       In anticipation of your scheduled resignation, you will resign from all offices of the Company (including, but not limited to, your current position as Executive Vice President, General Counsel and Corporate Secretary of SiteOne), effective as of April 13, 2025. Your employment with the Company, however, will continue until the close of business October 31, 2025 (the “Resignation Date”), on which date you will resign and your employment will terminate.

(b)       From April 14, 2025 until the Resignation Date (the “Wind Down Period”), you will provide such services as may be reasonably requested by SiteOne from time to time, including assisting in the onboarding of your replacement; assisting in regulatory or litigation matters involving the Company in which you were involved previously; and assisting with the orderly transition of your duties and responsibilities on general business matters. For the avoidance of doubt, from April 14, 2025 until the Resignation Date, you will not be considered an officer of the Company and, therefore, will have no control, operational, oversight or other policy-making functions.

(c)       Notwithstanding any other provision of this Letter Agreement, you will experience a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as of your Resignation Date.

Briley Brisendine

March 28, 2025

2.       Retirement Vesting and Wind Down Period Compensation.

(a)       Schedule 1 attached hereto correctly sets forth all of your rights and interests, including the vested amounts, in the options, restricted stock units, and performance stock units previously granted to you under SiteOne’s incentive plans that remain outstanding as of the date hereof. Such awards will be administered in accordance with their respective plan and award documents and consistent with the termination of your employment by “Retirement” under the SiteOne Landscape Supply, Inc. 2020 Omnibus Equity Incentive Plan and the award agreements granted in 2023, 2024 and 2025 and the continuance of your employment as an employee in good standing through the Resignation Date. Accordingly, for your outstanding equity incentive awards granted for fiscal years 2023, 2024, and 2025, you will be entitled to: (i) continued vesting of your outstanding options and restricted stock units, and (ii) pro rata vesting of your outstanding performance stock units as further described on Schedule 1 attached hereto.

(b)       During the Wind Down Period, you will be entitled to a base salary equal to $2,500 per month (prorated for any partial month of service), payable in accordance with SiteOnes’s regular payroll practices, less all applicable withholdings and deductions.

(c)       For the avoidance of doubt, you will not be entitled to a fiscal 2025 short-term incentive award under SiteOne’s Short-Term Annual Incentive Plan and you waive any right to terminate your employment for Good Reason (as such term is defined in the Separation Benefit Agreement between you and the Company dated November 8, 2023 (the “Separation Agreement”)).

(d)       Except as set forth herein, you hereby agree to waive any rights to participate in the Company’s retirement, health and welfare and other employee benefit plans as of April 14, 2025, subject to applicable law.

(e)       In addition to the foregoing, you will receive (i) any unpaid base salary through the Resignation Date and reimbursement of business expenses (together, the “Accrued Obligations”), within 30 days after the Resignation Date; (ii) any vested rights you are owed under any equity awards or agreements to the extent provided for in accordance with the terms of such awards or agreements and this Letter Agreement; and (iii) any vested accrued benefits you are entitled to receive under any of the Company’s retirement, health and welfare and other employee benefit plans in which you participated before April 14, 2025, in accordance with the terms of such plans.

Briley Brisendine

March 28, 2025

3.       Representations and Warranties.

(a)       You represent and warrant that: (i) you have carefully read, and fully understand, all of the terms contained in this Letter Agreement; (ii) you have been advised by SiteOne to consult with an attorney prior to executing this Letter Agreement; (iii) the waiver of your rights and release of your claims as set forth in the Separation, Waiver and Release Agreement attached hereto as Exhibit A (the “Release Agreement”) and the Reaffirmation attached hereto as Exhibit B (the “Reaffirmation”) is knowing and voluntary; and (iv) you are not relying on any representations, promises or agreements of any kind made to you in connection with your decision to accept the terms of this Letter Agreement, other than those set forth in this Letter Agreement.

(b)       You represent and warrant that you have been paid all compensation, wages and employment-related entitlements in any and all jurisdictions earned and payable to you by the Company prior to the date of this Letter Agreement. For the avoidance of doubt, such compensation and wages include wages, holiday pay, bonuses, allowances, accrued but unpaid sick/vacation pay, notice, severance, and any other amounts to which you are statutorily or otherwise entitled to be paid prior to the date of this Letter Agreement. You further acknowledge and agree that you will not receive any further compensation, long-term or short-term incentives or benefits other than what is specifically set forth in Section 2 of this Letter Agreement.

(c)       You represent and warrant that you do not know or have reason to know of any unreported compliance concerns or other unreported concerns related to or claims against the Company (as such term is defined in the Release Agreement). You further affirm that: (i) no one has interfered with your ability to report possible violations of any law, regulation, or order imposed by any government agency, or any policies applicable to the Company and (ii) it is the Company’s policy to encourage such reporting.

(d)       You represent and warrant that the payments and benefits described in Section 2 constitute good, valuable and sufficient consideration for the waiver of your rights and release of your claims as set forth in the Release Agreement and the Reaffirmation.

4.       General Release. Notwithstanding anything contained in this Letter Agreement to the contrary, SiteOne’s obligations hereunder are subject to the satisfaction of the following conditions: (a) you execute and deliver to SiteOne the Release Agreement; (b) you do not revoke the Release Agreement within seven calendar days after its execution; and (c) you sign, and do not revoke within seven calendar days after its execution, the Reaffirmation.

5.       Return of Property. No later than October 31, 2025, you agree to return all SiteOne property, including electronic equipment and data. You may retain your current company-assigned phone number, which will be transferred to your personal account, but must return the physical device to SiteOne.

Briley Brisendine

March 28, 2025

6.       Governing Law. This Letter Agreement will be construed in accordance with the laws of the State of Georgia without regard to choice or conflict of law principles. The language of all parts of this Letter Agreement will be construed as a whole, according to its fair meaning, and not strictly for or against either party.

7.       Dispute Resolution; No Right to Offset; No Mitigation. Any disputes, claims or controversies arising under, out of, or in connection with this Letter Agreement (including, without limitation, whether any such disputes, claims or controversies have been brought in bad faith) shall be settled exclusively by arbitration in Atlanta, Georgia in accordance with the commercial arbitration rules of the American Arbitration Association then in effect; provided, however, that SiteOne may invoke the American Arbitration Association’s Optional Rules for Emergency Measures of Protection. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Notwithstanding any other provision of this Letter Agreement, the Release or the Reaffirmation, the Company may not reduce the amount of any benefit or payment otherwise payable to you or on your behalf by the amount of any obligation that you may have to the Company that is or becomes due and payable, and nothing herein shall be construed as your consent to any right of offset. You are not required to mitigate the amount of any payment or benefit provided for in this Letter Agreement by seeking other employment or otherwise; nor shall the amount of any payment or benefit provided for in this Letter Agreement be reduced by any compensation you earn as the result of employment by another employer, by retirement benefits after the date of termination or otherwise.

8.       No Reliance. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Letter Agreement.

9.       Assignment. Your rights and benefits under this Letter Agreement are personal to you and therefore (a) no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; and (b) you may not delegate your duties or obligations hereunder. This Letter Agreement shall inure to the benefit of and be binding upon SiteOne and its successors and assigns.

10.       Severability. The invalidity or unenforceability of any provision of this Letter Agreement shall not affect the validity or enforceability of any other provision of this Letter Agreement.

11.       No Liability. Nothing contained in this Letter Agreement, and no action by either party in contemplation of or pursuant to this Letter Agreement, shall be construed as an admission of liability or wrongdoing by either party.

Briley Brisendine

March 28, 2025

12.       Notices. Except as set forth in the Release Agreement, all notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when given by e-mail transmission, and shall be addressed to you at your last known address on the books of the Company or, in the case of SiteOne, at SiteOne’s principal place of business, Attention: Chief Human Resources Officer, or to such other address as either party may specify by notice to the other actually received.

13.       Amendment; Waiver. This Letter Agreement may not be amended except by mutual written agreement of you and an officer of SiteOne expressly authorized to enter into such amendment by the Board of Directors of SiteOne. No waiver by any party to this Letter Agreement at any time of any breach by the other party of, or compliance with, any condition or provision of this Letter Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. To be effective, any waiver must be in writing and signed by the party against whom it is being enforced.

14.       Headings. All sections, captions or titles in this Letter Agreement are inserted for convenience of reference only and shall not affect or be utilized in construing or interpreting this Letter Agreement.

15.       Construction. You and SiteOne agree that the parties have participated jointly in the negotiation and drafting of this Letter Agreement. In the event an ambiguity or question of intent or interpretation arises, this Letter Agreement shall be construed as if drafted jointly by you and SiteOne, and no presumption or burden of proof shall arise favoring or disfavoring either of them by virtue of the authorship of any of the provisions of this Letter Agreement.

16.       Entire Agreement. This Letter Agreement, together with the Release Agreement, the Reaffirmation, and Schedule 1 attached hereto, sets forth the entire agreement between you and the Company pertaining to the subject matter hereof. This Letter Agreement supersedes all prior obligations and commitments to provide severance, separation pay, change-in-control pay or enhanced retirement-based vesting between you and the Company, including those contained in the Separation Agreement. Notwithstanding the foregoing, and for the avoidance of doubt, you remain subject to all restrictive covenants entered into previously with the Company, including all non-compete, non-solicitation, confidentiality and non-disparagement covenants, which continue and remain subject to their terms following the Resignation Date.

17.       Counterparts. This Letter Agreement may be executed electronically and, in several counterparts, including by fax or PDF, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

Sincerely,

SITEONE LANDSCAPE SUPPLY, INC.

/s/ Doug Black
Doug Black
President and Chief Executive Officer

AGREED TO:

/s/ Briley Brisendine
Briley Brisendine

Date:	March 28, 2025

[Signature Page to Briley Brisendine Letter Agreement]